Exhibit 10.3

FORM OF

RESOLUTE ENERGY CORPORATION

RESTRICTED CASH INCENTIVE AWARD AGREEMENT

(Executive Officers)

This Restricted Cash Incentive Award Agreement (this “Agreement”) between RESOLUTE ENERGY CORPORATION (the “Corporation”) and _______________ (“Participant”) is dated as of February 18, 2016 (the “Date of Grant”).

RECITALS

A.The Corporation has adopted the Resolute Energy Corporation 2009 Performance Incentive Plan, as amended (the “Plan”);

B.The Plan provides for the granting of incentive awards to eligible persons as determined by the Administrator; and

C.The Administrator has determined that Participant is a person eligible to receive a restricted cash incentive award under the Plan and has determined that it would be in the best interests of the Corporation to grant the award provided for herein.

AGREEMENT

1.Restricted Cash Incentive Award.

(a)Grant.  Pursuant to the Plan and in consideration of employment services rendered and to be rendered by Participant to the Corporation, Participant is hereby awarded $_______ of restricted cash, which may be earned and paid in accordance with Section 2 hereof (the “Restricted Cash”).  The Restricted Cash is subject to the terms and conditions of the Plan and this Agreement.

(b)Plan Incorporated.  Participant acknowledges receipt of a copy of the Plan, and agrees that, except as contemplated by Section 10 below, this award of Restricted Cash shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.Vesting and Forfeiture.

(a)Vesting Schedule.  Participant shall vest in his or her rights in the Restricted Cash pursuant to the following schedule (each date upon which vesting occurs being referred to herein as a “Vesting Date”), subject to the conditions of the Plan and this Agreement:

Vesting Date	Amount of Restricted Cash Vested
March 8, 2017	$
March 8, 2018	$
March 8, 2019	$

(b)Continuing Employment.  Except as provided below, vesting of Restricted Cash pursuant to the foregoing schedule shall occur on a Vesting Date only if Participant continues to be employed by the Corporation from the Date of Grant to such Vesting Date.  If the Participant ceases to be employed by the Corporation at any time prior to the final Vesting Date, for any reason or no reason, with or without cause, except as provided below, all unvested Restricted Cash shall be forfeited immediately and automatically on the date that Participant's employment is terminated, without payment of any consideration to Participant, and the Participant shall have no further rights with respect to such Restricted Cash.  If the Participant is employed by a subsidiary of the Corporation, any references in this Agreement to employment with the Corporation shall instead be deemed to refer to employment with such subsidiary.

(c)Acceleration of Vesting on Death or Disability.  Notwithstanding the foregoing, all unvested Restricted Cash shall vest effective immediately upon (i) the death of Participant or (ii) the Administrator’s determination that Participant suffers from a Disability (as defined below).  For purposes of this Agreement, “Disability” means: (A) if the Participant’s employment with the Corporation is subject to the terms of an employment agreement between the Participant and the Corporation, which employment agreement includes a definition of “Disability,” the term “Disability” as used in this Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (B) in the absence of such an agreement, the term “Disability” shall mean a physical or mental infirmity which impairs the Participant’s ability to substantially perform his or her duties for a period of 180 consecutive days; provided, however, that in the event that the Restricted Cash is “non-qualified deferred compensation” subject to the requirements of Section 409A of the Code, the term “Disability” shall mean “disability” as defined in Treasury Regulation Section 1.409A-3(i)(4).

(d)Accelerated Vesting of Restricted Cash on Change in Control.  If, when and to the extent determined by the Administrator pursuant to Section 7.3 of the Plan, in the event that the Corporation undergoes a Change in Control Event, any unvested Restricted Cash held by the Participant will become fully vested; provided, however, that in the event that the Restricted Cash is “non-qualified deferred compensation” subject to the requirements of Section 409A of the Code, any such vesting must be part of a “plan termination” that meets the requirements of Treasury Regulation Section 1.409A-3(j)(ix)(B).

(e)[FOR CEO, PRESIDENT AND CFO ONLY] Qualifying Retirement.  Notwithstanding the foregoing, in the event of Participant’s Qualifying Retirement, any Restricted Cash that remains unvested as of such date shall not terminate, but shall continue to vest on the applicable Vesting Dates as if the Participant continued to be employed by the Corporation.  “Qualifying Retirement” means retirement by the Participant after the Participant has (1) attained the age of 65, (2) completed at least five years of employment with the Corporation or its predecessor entities, and (3) remains in compliance with the terms of any non-compete agreement between the Corporation and the Participant in place at the time of Participant’s retirement.  In the event that subsequent to the date of the Participant’s retirement, he breaches the terms of any such non-compete agreement and fails to cure such breach within 60 days following written notice, any Restricted Cash that remains unvested at such time shall be forfeited as of the end of such cure period.  The Participant agrees that he shall give the Corporation a minimum of six months advanced written notice of any retirement, except where circumstances do not permit such notice in which case Participant shall give the maximum amount of advanced notice reasonably practicable.

(f)Payment.  No later than thirty (30) days following the date on which Restricted Cash becomes vested pursuant to Section 2, above, the Corporation shall deliver to Participant an amount of cash in United States Dollars equal to the amount of Restricted Cash that was vested on such date.  The amount delivered shall be reduced by all applicable withholdings.

3.Issuance and Limits on Transferability.  Participant’s rights hereunder shall not be transferable except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by Section 5.7 of the Plan.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant.  Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance that does not satisfy the requirements of this Agreement and the Plan shall be void and unenforceable against the Corporation.

4.No Rights.  The Restricted Cash award evidenced by this Agreement shall be an unfunded and unsecured obligation of the Company.  In no event shall the Participant have the right to any specific assets of the Company, and Participant shall be treated as a general, unsecured creditor of the Company with respect to any amount that may be earned by Participant hereunder.

5.Withholding.  All amounts payable hereunder shall be subject to and reduced by all applicable federal, state, and local income and employment tax withholdings.

6.Authority of Administrator.  In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Administrator shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan.  All decisions and actions by the Administrator with respect to this Agreement, shall be made in the Administrator’s discretion and shall be final and binding on the Participant.

7.Binding Effect.  This Agreement shall bind Participant and the Corporation and their beneficiaries, survivors, executors, administrators and transferees.

8.No Right to Continued Employment.  The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Cash is contingent upon his or her continued employment by the Corporation, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Participant any rights with respect to continued employment by the Corporation.  In the event that Participant is on an approved leave of absence, vesting of the award under this Agreement while on leave from the employ of the Corporation may be suspended, at the discretion of the Administrator, until the Participant returns to service.

9.Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

10.Conflicts and Interpretation.  In the event of any conflict between this Agreement and the Plan, this Agreement shall control.  In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Administrator has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

11.Amendment.  The Corporation may modify, amend or waive the terms of this award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Participant without his or her consent, except as required by applicable law, NYSE or stock exchange rules, tax rules or accounting rules.  Prior to the effectiveness of any modification, amendment or waiver required by tax or accounting rules, the Corporation will provide notice to Participant and the opportunity for Participant to consult with the Corporation regarding such modification, amendment or waiver.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

12.Code Section 409A.  It is the intent of the parties that this Agreement comply with or be exempt from the requirements of Section 409A of the Code, and this Agreement shall be interpreted accordingly.  For purpose of Code Section 409A, all separately identifiable payments shall be treated as separate payments for purposes of Code Section 409A, and any payment that is to be made in installments shall be treated as a series of separate payments for purposes of Code Section 409A.  In the event that any provision of this Agreement violates or is likely to violate the requirements of Code Section 409A, the parties shall cooperate in good faith to amend this Agreement to the minimum extent necessary to comply with Code Section 409A and to provide the incentives intended herein.  In no event, however, shall the Corporation be liable to Participant for any taxes, interest, or penalties that may apply to Participant as a result of the application of Code Section 409A to this Agreement or to any payments or amounts hereunder.

13.Participant’s Acknowledgments.  The Participant acknowledges that he or she has read this Agreement, has received and read the Plan and the Prospectus captioned Resolute Energy Corporation 2009 Performance Incentive Plan (“Information”), and understands the terms and conditions of this Agreement, the Plan and the Information.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Restricted Cash Incentive Award Agreement (Executive Officers) as of the date first written above.

RESOLUTE ENERGY CORPORATION

By:
Name: James M. Piccone
Title: President

PARTICIPANT

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